Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Administrator of Colgate-Palmolive Company Employees Savings and Investment Plan:

We have issued our report dated June 29, 2007 accompanying the financial statements and supplemental schedule of Colgate-Palmolive Company Employees Savings and Investment Plan on Form 11-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Colgate-Palmolive Company on Form S-8 (File No. 33-34952 effective May 18, 1990, 33-64753, effective December 5, 1995 and 333-132038, effective February 24, 2006).

/s/ GRANT THORNTON LLP

Edison, New Jersey

June 29, 2007